March 26, 1998


                American Century Municipal Trust
                4500 Main Street
                Kansas City, MO  64111


                Dear Sirs:

                     As counsel for the American  Century  Municipal  Trust (the
                "Trust"), I am familiar with the Trust's registration under the Investment Company Act of 1940 and with the registration statement relating to its Common Shares (the "Shares") under the Securities Act of 1933 (File No. 2-91229) (the "Registration Statement"). I have also examined such other corporate records, agreements, documents and instruments as I deemed appropriate in connection with the establishment of a new series of the Trust, American Century-Benham High-Yield Municipal Fund (the "Fund").

                     Based upon the foregoing,  it is my opinion that the Shares to be sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, will be, when sold, duly and validly authorized, and fully paid and non-assessable.

                     I consent to the filing of this opinion in connection  with the Post-Effective Amendment Number 23 to the Trust's Registration Statement under the Securities Act of 1933 and Investment Company Act of 1940 to be filed with respect to the Fund with the Securities and Exchange Commission.

                                                     Very truly yours,


                                                     /s/Douglas A. Paul
                                                     Douglas A. Paul
                                                     Vice President, Secretary
                                                          and General Counsel